                                 EXHIBIT 10(p)

                              EMPLOYMENT AGREEMENT

     This Employment Agreement is made as of September 1, 2001, between
Michael R. Sayre, an individual residing at 4523 Neiswander Square, New Albany, Ohio 43054 (the "Employee"), and Pinnacle data Systems, Inc., an Ohio corporation whose principal place of business is located at 6600 Port Road, Suite 100, Groveport, Ohio 43125 (the "Company").

                                   Background
                                   ----------

     A. Company is engaged in the business of providing depot repair services for electronic equipment and providing customized engineering applications and CPU board design and manufacturing for integration into existing systems.

     B. Employee is willing to be employed by Company, and Company is willing to employ Employee, on the terms, covenants and condition hereinafter set forth.

                             Statement of Agreement
                             ----------------------

     Therefore, the Company and Employee agree as follows:

     [sect]1.     Employment.  The Company hereby employs, engages and hires
                  ----------
Employee as Executive Vice President - Corporate Strategy and Finance. Employee shall also render such other executive services and duties as may be assigned to him from time to time by the Company, acting by and through its Chief Executive Officer ("CEO") or Board of Directors. Such duties shall be primarily rendered in Groveport, Ohio, and at such other places as Company shall in good faith require or as the interest, needs, business, or opportunity of Company shall require. Employee hereby accepts and agrees to such hiring, engagement, and employment, subject to the general supervision and pursuant to the orders, advice, and direction of Company, acting by and through its CEO and its Board of Directors. Employee shall report to the Company's CEO.

     [sect]2.     Standard of  Performance  of Employee.  Employee  shall at all
                  -------------------------------------
times faithfully, industriously, and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms hereof.

     [sect]3.     Term of Employment.  The term of Employee's employment
                  ------------------
pursuant to this agreement shall begin as of the date hereof, and shall have an initial term expiring on September 1, 2003, unless sooner terminated pursuant to the provisions of [sect].6, below. The term of employment shall be automatically extended for successive one (1) year periods on each September 1 unless either party shall have given written notice to the other party no later than the preceding August 15 of his or its intention that the term hereof not be extended beyond its then current term.

     [sect]4.     Compensation.  During the term of his employment  pursuant to
                  ------------
this agreement, the Employee shall be entitled to receive the following compensation:

                  (a)     Salary.  An annual base salary of $140,000 (one
                          ------
     hundred forty thousand) per year.

                  (b)     Bonus.  An incentive cash bonus of $25,000 for 2001
                          -----
     contingent upon the successful completion of goals and accomplishments determined by the Company's CEO and its Board of Directors and agreed to with the Employee. A $50,000 bonus for 2002 based upon performance against annual goals established by the Company's CEO and its Board of Directors. Thereafter, Employee is eligible for annual base salary increases and bonuses in amounts and dependent upon accomplishments and goals determined by the Company's CEO and its Board of Directors.

                  The base salary will be payable in accordance with the Company's general policies for payment of compensation to salaried personnel. The bonus will be payable after the end of each fiscal year of the Company as soon as practical after verification of the successful accomplishment of the goals described in [sect].4(b) by the Board of Directors or its compensation committee.

     [sect]5.     Fringe Benefits.  During the term of employment  pursuant to
                  ---------------
this agreement, the Employee shall be entitled to the following fringe benefits:

                  (a)     Vacation.  For the year 2001, Employee will have ten
                          --------
     (10) days of Paid Time Off ("PTO"). Beginning in 2002, Employee will be entitled to 20 days of PTO. PTO will be taken pursuant to the Company's PTO policy, as amended or changed from time to time.

                  (b)     Stock Options.  Employee will receive 75,000 stock
                          -------------
     options, exercisable at the last reported sale price on the American Stock Exchange on the day prior to approval of the grant by the Board of Directors, and vesting at the rate of one-third (25,000 options) per year for three years on the anniversary of the original grant date. All stock options received by the Employee prior to and during the term of this agreement will immediately (forward) vest upon a Change in Control of the Company (as defined below).

                  (c)     Disability Payments.  If at any time during the term
                          -------------------
     of employment the Employee shall be unable to perform his duties hereunder for a period not to exceed six (6) months, Employee shall nonetheless be entitled to receive any compensation the Employee would otherwise be entitled to pursuant to [sect]4(a), above, during the period of such disability, provided, however, that his "disability" be documented by a competent medical doctor selected to examine the Employee at the request of the disinterested Board of Directors, which examination expense shall be borne by the Company. In the event said disability shall continue for a period greater than six (6) months, then it shall be considered a "long-term disability", the Employee shall no longer be entitled to receive any compensation under [sect]4 of this agreement during the remaining period of such disability, and upon the vote of a majority of the disinterested Directors, said Employee shall be terminated in consonance with the provisions of [sect]6 hereof as if said disabled Employee had voluntarily terminated his services hereunder.

                  (d)     Executive Development.  The Employee shall be required
                          ---------------------
     to attend a personal executive development or experiential learning seminar of his choice for up to three days during each year of the employment term, with spousal accommodations.

                  (e)     Other Fringe Benefits.  The Employee shall be entitled
                          ---------------------
     to such other fringe benefits and perquisites as may be provided generally for the Company's executive management pursuant to policies established or changed from time to time by the Board.

     [sect]6.     Termination of Employment.  Notwithstanding the provisions of
                  -------------------------
[sect]3 above, the Agreement may be terminated by either party as follows:

                  (a) By the Employee within six months after a Change in Control of the Company (as defined below); provided that after such Change in Control of the Company, the Employee's benefits have been reduced or the Employee's authority or responsibilities have been significantly reduced. If the Employee terminates his employment pursuant to this provision, he shall be entitled to receive his salary and benefits to the date of termination, any bonus for such year to which he would otherwise be entitled, prorated for the portion of the year during which the Employee was employed, and a payment from the Company, in a lump sum, in an amount equal to one year's base salary.

                  (b) By the Company immediately upon the occurrence of cause (as defined below) or at any time thereafter. For purposes of this agreement, "cause" shall mean the Employee's failure to operate the Company's business in accordance with the policies, programs, budgets, procedures, and directions established from time to time by the Board of Directors or the CEO, the Employee's failure fully to perform and observe all obligations and conditions to be performed and observed by the Employee under this agreement, or the Employee's dishonesty, conviction of a crime (other than minor traffic offenses), habitual drunkenness, using illegal drugs, embezzlement, material conflict of interest, willful insubordination, or material neglect of duty. If the Company terminates the Employee's employment pursuant to this provision, he shall be entitled to receive only his base salary through the date of termination.

                  (c) By the Company with or without cause upon giving not less than 60 days advance written notice prior to the date of termination. If the Company terminates the Employee's employment pursuant to this provision on or before June 30, 2002, Employee shall be entitled to receive a severance of full salary and benefits (excluding accrual of PTO) payable on regular payroll dates, and a pro-rated applicable bonus through at least June 30, 2002, with a six-month minimum of such severance. If such termination of employment occurs after June 30, 2002, Employee will receive six (6) months of severance as described above.

                  (d) By the Company if the Employee is under a long-term disability, at which time the Employee will receive any amounts due to him under a long-term disability policy of the Company, if any, and due to him pursuant to [sect]5(c). For purposes of this agreement, the term "long-term disability" shall have the same meaning as set forth in [sect]5(c), and employment may be terminated as provided in [sect]5(c).

     For purposes of this agreement, a Change in Control shall be deemed to occur:

               (i) When any "person" as defined in [sect]3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in [sect][sect]13(d) and 14(d) thereof, including a "group" as defined in [sect]13(d) of the Exchange Act, but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities;

               (ii) When, during any period of 24 consecutive months during the existence of this agreement, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this paragraph; or

               (iii)Upon the occurrence of a transaction requiring shareholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary through purchase of assets, by merger, or otherwise.

     [sect]7.     Noncompetition;  Nondisclosure;  Ownership of  Developments.
                  -----------------------------------------------------------
In consideration of his employment, the base salary and other benefits provided to the Employee, the Company and the Employee agree as follows:

                    (a) During the term of the Employee's employment by the
               Company, pursuant to this agreement or otherwise, and for a period of one year immediately after termination of such employment, the Employee shall not directly or indirectly:

                          (i) Engage in or participate in any business similar to the business of the Company within the United States and within any other country in which the Company has engaged in business during the term of the Employee's employment by the Company; or

                          (ii) Sell or perform the same or similar services or products as then provided by the Company to, or solicit, any of the Company's present customers or accounts or persons or businesses which were customers or accounts within three years preceding the Employee's termination of employment with the Company; or

                          (iii) Promote or assist, financially or otherwise, any person, firm, association, corporation, or other entity which directly or indirectly competes with the Company; or

                          (iv) Otherwise enter into or engage in any business which directly or indirectly competes with the business carried on by the Company.

                  (b) The Employee shall not at any time, either during the term of his employment with the Company or after the termination of such employment for whatever reason:

                          (i) Disclose to anyone (except to the extent necessary as a benefit to the Company in the performance of his duties) any trade secrets or confidential information (as defined below):

                          (ii) Solicit any of the Company's employees to leave the employ of the Company; or

                          (iii) Seek to employ any of the Company's employees (other than on behalf of the Company).

                  (c) All inventions, discoveries, concepts, improvements, formulas, processes, devices, methods, innovations, designs, ideas, and product developments (collectively, the "Developments") developed or conceived by the Employee, solely or jointly with others, whether or not patentable or copyrightable, at any time during the term of his employment with the Company or within one year after the termination of such employment for any reason, whether or not during normal working hours, and which relate in any way to the actual or planned business activities of the Company shall be considered to be developed or conceived by the Employee on behalf of the Company within the scope of his employment, and all of the Employee's right, title, and interest therein shall be the exclusive property of the Company. The Employee hereby assigns, transfers, and conveys to the Company all of his right, title, and interest in and to any and all such Developments. Employee shall disclose fully, as soon as practicable and in writing, all Developments to the Board. At any time and from time to time, upon the request of the Company, the Employee shall execute and deliver to the Company any and all instruments, documents, and papers, give evidence, and do any and all other acts which, in the opinion of counsel for the Company, are or may be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for, and to acquire, maintain, and enforce, any and all patents, trademark registrations, or copyrights under United States or foreign law with respect to any such Developments or to obtain any validation, reissuance, continuance, or renewal of any such patent, trademark, or copyright. The Company will be responsible for the preparation of any such instruments, documents, and papers and for the prosecution of any such proceedings and will reimburse the Employee for all reasonable expenses the Employee incurs upon authorization of the Board.

                  (d) The Employee understands that this section is an essential element of this agreement and that the Company would not have entered into this agreement without this section being included in it. The Employee has consulted with his legal counsel and has been fully advised concerning the reasonableness and propriety of this section in the specific context of the operations and business of the Company, and the Employee acknowledges that this section is reasonable and appropriate in all respects. In the event of any violation or attempted violation of this section, Employee specifically acknowledges and agrees that the Company's remedy at law will be inadequate, that the Company, its business, and business relationships will suffer irreparable injury and, therefore, that the Company shall be entitled to injunctive relief upon such breach in addition to any other remedy to which it may be entitled, either at law or in equity, without the necessity of proof of actual damage.

                  (e) As used in this agreement, the terms "trade secrets" and "confidential information" shall mean any information which is not generally known to the public, and include without limitation any information relating to the Company's business operations and structure, sales methods, practices and techniques, technical know-how, Developments, advertising, marketing methods and practices, and the Company's relationships with suppliers, employees, or other persons or entities doing business with the Company.

                  (f) For purposes of this agreement, "directly or indirectly" shall mean and include participation for the Employee's own account or as an owner, shareholder, member, partner, director, officer, employee, creditor, or agent of any other person or organization or through the Employee's spouse or other family relation, but shall not include a passive investment of not more than two percent of the outstanding stock of a company whose shares are then being regularly traded in open-market brokerage transactions (either on a stock exchange or over-the-counter).

                  (g) In the event that a court of competent jurisdiction finally determines that any provision of this section is unenforceable, the Company and the Employee agree that such court shall have jurisdiction to reform this agreement and such provision so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination.

     [sect]8.     General.  This document contains the entire agreement between
                  -------
the parties and supersedes any prior discussions, negotiations, representations, or agreements between them relating to the employment of the Employee. No additions or other changes to this agreement shall be made or be binding on either party unless made in writing and signed by each party to this agreement. Any notice or other communication required or desired to be given to any party under this agreement shall be in writing and shall be deemed given when either delivered personally to that party or deposited in the United States mail, first-class postage prepaid, addressed to that party at the address set forth below its or his name below. Any party may change the address to which notices and other communications are to be given by giving the other parties notice of such change. All questions concerning the validity, intention, or meaning of this agreement or relating to the rights and obligations of the parties with respect to performance hereunder shall be construed and resolved under the laws of Ohio. If and to the extent that any court of competent jurisdiction determines that it is impossible or violative of any legal prohibition to construe any provision of this agreement consistently with any law, legal prohibition, or public policy and consequently holds that provision to be invalid or prohibited, such holding shall in no way affect the validity of the other provisions of this agreement, which shall remain in full force and effect. No failure by any party to insist upon strict compliance with any term of this agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of any other party shall affect, or constitute a waiver of, the first party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default; nor shall any custom or practice of the parties at variance with any provision of this agreement affect, or constitute a waiver of, any party's right to demand strict compliance with all provisions of this agreement. The captions of the various sections of this agreement are not part of the context of this agreement, but are only labels to assist in locating those sections, and shall be ignored in construing this agreement. This agreement shall be personal to the Employee and no rights or obligations of the Employee under this agreement may be assigned by him.

                                            PINNACLE DATA SYSTEMS, INC.

____________________________________        By_________________________________

MICHAEL R. SAYRE                              John D. Bair, President and
                                              Chief Executive Officer

Address:     4523 Neiswander Square         Address:     6600 Port Road
             New Albany, OH 43054                        Groveport, OH 43125

                                MICHAEL R. SAYRE

                              2001 BONUS OBJECTIVES
                              ---------------------

     Pinnacle Data Systems, Inc. (the "Company") and Michael R. Sayre hereby agree that the goals to be accomplished by Mr. Sayre for him to receive his bonus for 2001, as set forth in [sect]4(b) of his employment agreement, are as follows:

     1.     Successful development of a one-year financial plan for the Company;

     2. The successful raising of capital necessary to support that plan through 2001; and

     3. The successful development of a three-year business plan for the Company for the years 2002-2004.

Date:   _____________, 2001

                                        PINNACLE DATA SYSTEMS, INC.


______________________________          By_____________________________________
MICHAEL R. SAYRE                             John D. Bair, President and CEO